Exhibit 4.2

This ADDENDUM TO SERVICES AGREEMENT is entered into on April 28, 2015 between ELRON ELECTRONIC INDUSTRIES LTD., a public company incorporated and existing under the laws of the State of Israel (“Elron”) and DISCOUNT INVESTMENT CORPORATION LTD., a public company incorporated and existing under the laws of the State of Israel (“DIC”).

WHEREAS
Elron and DIC are parties to a Services Agreement dated as of March 19, 2009 with respect to the provision of certain managerial and administrative services by DIC to Elron, the term of which is three years lapsing on April 30, 2012 (the " Agreement"); and

WHEREAS
on May 23, 2012, Elron and DIC entered into an addendum to the Agreement pursuant to which the term of the Agreement was extended until April 30, 2015 and the fee payable for such services was revised as set forth therein.

WHEREAS	Elron and DIC wish to further extend the term of the Agreement and further revise the amount of the fee for such services to be payable under the Agreement in respect of such extended term;

NOW THEREFORE THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	The term of the Agreement is extended by a period of three consecutive years ending on April 30, 2018 (the "Extended Period").

2.
All the provisions of the Agreement shall apply with respect to the Extended Period as well, except that for the purpose of Section 9 of the Agreement applying in respect of the Extended Period: (i) the Fee shall be in the amount of NIS 6,000,000 per annum; and (ii) the amount of the Fee shall be linked to the Basic Index commencing as of May 1, 2016; and (iii) the Basic Index shall be the higher of the Index known as of May 1, 2015 and the Index known as of May 1, 2016.

3.	This Addendum is effective as of May 1, 2015.

4.	This Addendum forms an integral part of the Agreement. Capitalized terms not defined herein shall have the meanings ascribed thereto in the Agreement.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT:

/s/	/s/
ELRON ELECTRONIC INDUSTRIES LTD.	DISCOUNT INVESTMENT CORPORATION LTD.